Exhibit 10.2

Restricted Stock Units Grant
Under the Central Pacific Financial Corp. 2004 Stock Compensation Plan

Restricted Stock Unit Agreement

This Agreement dated August 27, 2010 (“Agreement”), between Central Pacific Financial Corp., a Hawaii corporation (“Company”), with its registered office at 220 South King Street, Honolulu, Hawaii, and Lawrence D. Rodriguez, Executive Vice President and Chief Financial Officer of the Company and Central Pacific Bank (“Grantee”).

1. Grant of Restricted Stock Units

a.
Amount.  The Company hereby grants to Grantee, effective as of August 27, 2010 (“Grant Date”), 75,000 restricted stock units (“RSUs”) of Company common stock ("Company Stock"), where each RSU shall be equivalent to one share of Company Stock.  This grant of RSUs shall be subject to the applicable terms and conditions set forth below and is being made pursuant to the Central Pacific Financial Corp. 2004 Stock Compensation Plan (“Plan”) in accordance with the authority and direction of the Compensation Committee ("Committee") of the Company’s Board of Directors (“Board”).

b.
Vesting.  Except as otherwise provided in Section 2 below, the RSUs shall become vested and nonforfeitable upon Grantee's completion of continuous service during the period beginning on August 27, 2010, and ending on December 1, 2010.  The stated period over which the service condition applies to the RSUs shall be referred to herein as the “Performance Period”.

c.
Payments.  As soon as administratively practicable following the Committee’s determination that the RSUs are vested upon completion of the Performance Period, the RSUs shall be settled by the Company.  Settlement of vested RSUs under this Agreement shall be made by payment to Grantee of one share of Company Stock for each vested unit of RSUs.  (However, any applicable tax withholding shall be paid and remitted in the form of cash as described in Section 4 below.) For purposes of compliance with the "short-term deferral" exception under Internal Revenue Code (“Code”) Section 409A, the payment shall be made no later than March 15, 2011.

2. Vesting Prior to Completion of Performance Period

a.
Partial Vesting on Death or Disability or Resignation.  Prior to completion of the Performance Period, in the event of (i) the death of Grantee, or (ii) the termination of employment due to "disability" (as defined in Code Section 409A(a)(2)(C)), or (iii) the voluntary resignation from employment by Grantee, or (iv) an involuntary termination of employment of Grantee by the Company for reasons other than “cause” (within the meaning of Section 2.6 of the Plan), a pro rata amount of the RSUs shall become vested and nonforfeitable.  Specifically, Grantee (or, in the event of his death, Grantee’s designated beneficiary under the terms of the Plan) shall be entitled to the payment for the RSUs multiplied by a fraction, the numerator of which shall be the number of full months of the Performance Period during which Grantee is an employee of the Company or a subsidiary, and the denominator of which shall be the number of full months comprising the Performance Period with respect to such RSUs.  Payment for the RSUs shall be made to Grantee (or designated beneficiary as the case may be) within 30 days of such applicable event.  For purposes of this Agreement, Grantee's employment is not treated as terminated in the case of sick leave or other bona fide leave of absence pursuant to the Company's leave of absence policy.

b.
Vesting on Involuntary Termination for Cause.  In the event of the involuntary termination of employment of Grantee by the Company for "cause", the RSUs shall be forfeited to the extent that such RSUs are not vested before such termination of employment.  Forfeiture means that this grant and the RSUs shall immediately terminate and become null and void and all rights hereunder shall cease and no person shall be entitled to any payment with respect to the RSUs.

3. Issuance of Shares

Following the Committee's determination that the RSUs are vested and nonforfeitable, a certificate or certificates representing the payment of shares of Company Stock equivalent to the vested RSUs shall be delivered to Grantee.  The Company may postpone the issuance or delivery of such shares until: (a) the completion of registration or other qualification of such shares or transaction under any state or federal law, rule, or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (b) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules, and regulations, including applicable federal and state securities laws and listing requirements, if any; and (c) the satisfaction of any amount necessary to satisfy any federal, state, or other governmental tax withholding requirements relating to the issuance of the shares.  Grantee shall comply with any and all legal requirements relating to Grantee’s resale or other disposition of any Company Stock acquired under this Agreement.

4. Withholding Taxes

With respect to the payment of any shares of Company Stock, the Company shall withhold any amount of taxes required to be withheld because of such payment or any allowable amount of taxes elected to be withheld by Grantee.  The Grantee shall make arrangements satisfactory to the Company for the satisfaction of withholding obligations.  With the consent of the Company, withholding arrangements may include the following: (a) payment of cash by Grantee; (b) withholding of Company Stock that would be issued when the RSUs are settled; and (c) payment from the proceeds of the sale of Company Stock through a Company-approved broker.  Unless another arrangement applies, withholding obligations for the settlement of the RSUs shall be satisfied by having the Company withhold Company Stock that otherwise would be issued to Grantee.  Shares of Company Stock shall be valued at their "Fair Market Value" on the date of withholding, where for this purpose the term "Fair Market Value" shall mean the NYSE closing price on the last trading date preceding the date of withholding. Notwithstanding that payment with respect to the RSUs shall be made in the form of Company Stock, any applicable withholding of taxes shall be paid and remitted to the appropriate governmental authorities in the form of cash.

5. Nonassignability

The RSUs may not be sold, assigned, pledged, or transferred by Grantee.  Further, the RSUs are not subject to attachment, execution, or other similar process.  In the event of any attempt by Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the RSUs, or the levy of any attachment, execution, or other similar process of the RSUs, the Committee may terminate the RSUs by notice to Grantee.

6. Share Adjustments

The number of RSUs shall be adjusted proportionately for any increase or decrease in the number of issued shares of Company Stock by reason of a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, or other like change in the capital structure of the Company.  The adjustment required shall be made by the Committee, whose determination shall be conclusive.

7. Shareholder Rights

Neither Grantee nor any other person shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to the RSUs and, accordingly, the RSUs carry neither voting rights nor rights to actual or accrued cash dividends.  The RSUs are mere bookkeeping entries that represent the Company’s unfunded and unsecured obligation to issue Company Stock on a future date following satisfaction of the applicable service condition.  Grantee shall have no rights other than the rights of a general creditor of the Company.

8. Grantee Bound by Plan

Grantee hereby acknowledges receipt of a copy of the Plan and acknowledges that Grantee shall be bound by its terms, regardless of whether such terms have been set forth in this Agreement.  If there is any inconsistency between the terms of the Plan and the terms of this Agreement, Grantee shall be bound by the terms of the Plan.

9. Amendment

This Agreement may be amended by the Committee at any time based on its determination that the amendment is necessary or advisable in light of any addition to, or change in, the Code or regulations issued thereunder, or any federal or state securities law or other law or regulation, or the Plan, or based on any discretionary authority of the Committee under the Plan.  However, unless necessary or advisable due to regulatory direction or a change in law, any amendment to this Agreement which has a material adverse effect on the interest of Grantee under this Agreement shall be effective only with the consent of Grantee.

10. No Advice, Warranties, or Representations

The Company is not providing Grantee with advice, warranties, or representations regarding any of the legal or tax effects to Grantee with respect to the RSUs or the payment of Company Stock.  Grantee is encouraged to seek legal and tax advice from Grantee’s own legal and tax advisers.

11. Continued Service

Neither the Plan nor this grant of RSUs confers upon Grantee the right to continue as an employee of the Company or any of its subsidiaries.  Subject to other applicable agreements with Grantee, the Company or a subsidiary may discharge Grantee from employment at any time.

12. Code Section 409A

With respect to compliance with Code Section 409A, this grant of RSUs has been structured to meet the requirements for the "short-term deferral" exception as described in Treasury Regulation Section 1.409A-1(b)(4)(i).  Specifically, this Agreement provides for the payment with respect to the RSUs no later than the 15th day of the third month following the end of the calendar year in which the RSUs become vested.

13. Miscellaneous

This Agreement and the Plan set forth the final and entire agreement between the parties with respect to the subject matter hereof, which shall be governed by and construed in accordance with the laws of the State of Hawaii applicable to contracts made and to be performed in Hawaii.  This Agreement shall bind and benefit Grantee, the heirs, distributees, and personal representative of Grantee, and the Company and its successors and assigns.

14. Regulatory Limitations

The Company reserves the right to make any changes and amendments to this Agreement or to withhold or recover the grants and/or compensation hereunder (on either a retroactive or prospective basis and whether or not earned/accrued or yet to be earned/accrued) as necessary or required to comply with all applicable laws, regulations and restrictions, to include without limitation, any regulatory orders, mandates, directives or prohibitions, the Emergency Economic Stabilization Act of 2008 (“EESA”), the American Recovery and Reinvestment Act of 2009 (“ARRA”), and regulations implementing EESA and ARRA issued by the U.S. Department of Treasury with respect to executive compensation or otherwise.  The Company shall not be required to make any grant or payment if such grant or payment requires any regulatory approval, which has not been obtained.  In addition, the Company shall have a right to recover (clawback) grants or compensation hereunder if the grants or payment of such compensation is or was due to materially inaccurate financial statements, excessive risk taking, or unsafe, unsound, improper, or wrongful acts or omissions.

In Witness Whereof, the Company has caused this Agreement to be duly executed by its duly authorized corporate officers, this 27th day of August, 2010.

CENTRAL PACIFIC FINANCIAL CORP.

/s/ John C. Dean
John C. Dean
Executive Chairman

/s/ Lawrence D. Rodriguez
LAWRENCE D. RODRIGUEZ
“Grantee”